DGSE COMPANIES, INC.

EXERCISE NOTICE

DGSE Companies, Inc.
11311 Reeder Road
Dallas, TX 75229-3408

Attention: Secretary

1.  Exercise of Option.  Effective as of today, October 21, 2011, the undersigned (“Purchaser”) hereby elects to exercise his options (the “Options”) to purchase 945,634 shares (the “Option Shares”) of the Common Stock, par value $0.01 per share (the “Common Stock”), of DGSE Companies, Inc. (the “Company”) under and pursuant to (i) that certain Option Agreement, dated October 8, 2001, granting an aggregate of 577,777 Options (the “2001 Option”), (ii) that certain Option Agreement, dated November 20, 2002, granting an aggregate of 267,857 Options (the “2002 Option”), and (iii) that certain Option Agreement, dated August 14, 2009, granting an aggregate of 100,000 Options (the “2009 Option,” and, together with the 2001 Option and the 2002 Option, the “Option Agreements”).  The undersigned hereby elects to exercise the following Options in the following amounts by tendering shares in the following amount of the Common Stock currently held by the undersigned:

Number of Options	Exercise Price per Option Share	Shares Tendered	Common Stock to be Issued
577,777	$2.25
267,857	$1.12
100,000	$0.78

The undersigned further instructs that the Common Stock issued upon exercise of the Options be issued in the following name:

“________________________”

2.  Securities Law Matters.

(a)           The issuance and delivery of Option Shares to the undersigned pursuant to the 2001 Option and the 2002 Option (the “Private Placement Shares”) shall be in a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Rule 506 of Regulation D, promulgated thereunder.  Any subsequent resale of the Private Placement Shares has been registered pursuant to an effective registration statement under the Securities Act on Form S-3, as filed with the Securities and Exchange Commission May 29, 2007, Registration Number 333-143423.

(b)           The issuance and delivery of Option Shares to the undersigned pursuant to the 2009 Option (the “S-8 Shares”) shall be pursuant to an effective registration statement under the Securities Act on Form S-8, Registration Number 333-143344 (the “Company S-8”).  Any subsequent resale of the S-8 Shares has not been registered pursuant to an effective registration statement under the Securities Act and may only be made (i) pursuant to an effective registration statement under the Securities Act, (ii) after the expiration of the applicable holding period under Rule 144, promulgated under the Securities Act, or (iii) pursuant to another exemption from the registration requirements of the Securities Act.

3.  Delivery of Payment.  The undersigned Purchaser herewith tenders an aggregate of _________ shares of the Common Stock in payment of the aggregate exercise price.

4.  Representations of Purchaser.  Purchaser hereby represents and warrants as follows:

(a)  Purchaser acknowledges that he has received, read and understood the Option Agreements and agrees to abide by and be bound by their terms and conditions.

(b)  Purchaser is acquiring such shares of Common Stock for his own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act and the regulations promulgated thereunder (the “Securities Act”); and

(c)  Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  The undersigned’s financial condition is such that he is able to bear the risk of holding such securities for an indefinite period of time and the risk of loss of its entire investment.  The undersigned has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

5.  Rights as Shareholder.  The Purchaser shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares for which such Options are exercised, including, but not limited to, rights to vote or to receive dividends, unless and until the Purchaser has satisfied all requirements for exercise of the Options pursuant to their terms and the certificates evidencing such Option Shares have been issued or the Purchaser has been determined to be a record holder of such Option Shares by the transfer agent of the Company.  A share certificate for the number of Option Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Options.  No adjustment will be made for a dividend or other right for which the record date is prior to the date on which all the conditions set forth above are satisfied, except adjustments in accordance with the Option Agreements.

6.  Tax Provisions.  The Board shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Purchaser with respect to the exercise of the Options, and the Purchaser shall be required to meet any applicable tax withholding obligation in accordance with the Options.  Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Option Shares.  Purchaser represents that Purchaser has consulted with any tax consultant or consultants Purchaser deems advisable in connection with the purchase or disposition of the Option Shares and that Purchaser is not relying on the Company for any tax advice.

7.  Entire Agreement; Governing Law.  The Option Agreements are incorporated herein by reference.  This Exercise Notice and the Option Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and this Exercise Notice may not be amended except by means of a writing signed by the Company and Purchaser.  This Exercise Notice is governed by Nevada law except for that body of law pertaining to conflict of laws.

Submitted by:	Accepted by:

PURCHASER:	THE COMPANY:

DGSE COMPANIES, INC.

________________________________	By:________________________________
Dr. L. S. Smith
Its:________________________________

Address:	Address:

________________	11311 Reeder Road
________________	Dallas, Texas 75220-3408